EXECUTION COPY
October 13, 2005

David lgata

Re: "At-Will" Employment and Severance Letter Agreement

Dear Mr. Igata:

This letter agreement ("Agreement") sets forth the terms under which, following consummation of the acquisition of all of the issued and outstanding stock of FTT Holdings, Inc. ("FTT"), which owns all of the issued and outstanding stock of Baker Tanks, Inc. (the "Company"), by LY BT! Holdings Corp. ("Holdings") pursuant to that certain Exchange and Securities Purchase Agreement, by and among Holdings, FTT and the Security Holders of FTT, dated as of the date hereof (the "Purchase Agreement"), David lgata, an individual resident of the State of California ("Executive") agrees, among other things, to (i) continue to be employed on an "at-will" basis by the Company, and (ii) receive severance benefits in certain circumstances, as specified in this Agreement. Notwithstanding anything contained herein to the contrary, this Agreement shall only become effective upon the closing of the transactions contemplated under the Purchase Agreement.

1. "At-Will" Employment. Executive's employment by the Company will be "atwill," without a fixed term, and may be terminated by the Company or by Executive at any time, with or without notice, for any reason or no reason (and no reason need be given), and, except as expressly provided in this Agreement, without obligation of severance or additional compensation (except to the extent required by applicable law). The time during which Executive is actually employed by the Company is hereinafter referred to as the "Employment Period."

2. Other Activities. During the Employment Period, Executive will devote substantially all of Executive's business time, attention and energies to the performance of Executive's duties. Consistent with the foregoing obligation, Executive shall not (i) accept any other employment; (ii) serve on the board of directors or similar body of any other business entity; or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with or that might place Executive in a competing position to that of the Company Group (as hereinafter defined) without the prior written approval of the Hoard of Directors of the Company (the "Board"), which the Board may grant or withhold in its sole and absolute discretion. The term "Company Group" means individually and collectively Holdings and each of its direct and indirect subsidiaries, including, without limitation, the Company.

3. Payment of Taxes: To the extent that any taxes become payable by Executive by virtue of any payments made to, or benefits conferred upon, Executive by the Company, the Company shall not be liable to pay or obligated to reimburse Executive for any such taxes or to make any adjustment under this Agreement except as otherwise expressly set forth herein, and any payments otherwise due under this Agreement to Executive shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.

4. Certain Definitions:

(a) "Cause" means any of the following, as reasonably determined in good faith by the Board: (i) commission by Executive of a felony (or a crime involving moral turpitude); (ii) theft, conversion, embezzlement or misappropriation by Executive of funds or other assets of the Company Group or any other act of fraud or dishonesty with respect to the Company Group (including acceptance of any bribes or kickbacks); (iii) intentional, grossly negligent or unlawful misconduct by Executive that causes material harm to the Company Group or exposes the Company Group to a substantial risk of material harm; (iv) Executive's violation of a law regarding employment discrimination or sexual harassment;

(v) Executive's repeated failure to follow the reasonable directives of a supervisor (or the Board -- or person(s) exercising a managerial function similar to the Board -- of Executive's employer within the Company Group) which failure has not been cured by Executive within 30 days after written notice to Executive of such failure; (vi) the unauthorized dissemination by Executive of Confidential Information which causes material harm to the Company Group or exposes the Company Group to material harm; (vii) a material breach of any non-competition, non-solicitation, confidentiality or similar agreement with the Company Group; or (viii) a material breach of this Agreement which breach has not been cured by Executive within 30 days after written notice to Executive of such breach (which 30-day cure period shall only be required if such breach is capable of being cured). In the event that the Board believes that Cause may exist, it shall provide Executive with the opportunity to promptly (and in any event, not later than the date and time specified by the Board in writing for responding to its request for information, which date shall be reasonable given the circumstances that are being evaluated with regard to whether Cause may exist) provide the Board with information relevant to the Board's ultimate determination as to whether Cause exists.

(b) "Disability" means that (I) Executive is suffering from an illness, injury, impairment or other disability that has caused (or the Board reasonably determines will cause) Executive to be unable to perform Executive's duties with any member of the Company Group for 90 consecutive days or for 120 cumulative days during any 180 day period; (2) Executive, Executive's spouse or a minor child of Executive has been diagnosed with a disease or illness that a medical doctor reasonably acceptable to Executive and the Company has certified is terminal; or (3) Executive is receiving long term disability benefits under any policy, plan or program.

(c) "Good Reason" means the occurrence of any of the following events without the Executive's written consent: (i) a material diminution in position, authority, duties, responsibilities, compensation or benefits of Executive or (ii) the relocation by the Company Group of the office where Executive perfonns a majority of Executive's office duties as of the date of this Agreement to a location that is more than 100 miles from Executive's personal residence as of the date of this Agreement.

(d) "Voluntary Resignation" means Executive's voluntarily resignation of Executive's employment by the Company by delivery of the Notice of Resignation. The "Notice of Resignation" means a written notice of resignation addressed to the Board and sent by carrier service to the Company at the address set forth above (with a copy of such notice also sent to by courier service to LY BT! Holdings Corp., c/o Lightyear Capital, LLC, 3 7 5 Park Avenue, New York, New York 10152, Attention: Mark Vassallo and David Cynn). The Notice of Resignation shall set forth the Date of Resignation and state whether or not the Executive believes that the resignation is for Good Reason. In the event that Executive believes that the resignation is for Good Reason, the Notice of Resignation shall also set forth in reasonable detail the basis of Executive's belief that Executive is resigning for Good Reason, including the elements of the definition of Good Reason that Executive believes are applicable. The "Date of Resignation'' means the date such resignation shall become effective, which date must, in any event, be at least thirty (30) days from the date the Notice of Resignation is delivered pursuant to the terms of this Section 4( d).

(e) "Date of Termination" shall mean the date that is last day of Executive's employment by the Company.

5. Certain Severance Benefits:

(a) If Executive's employment is be terminated due to Executive's death, the Company shall pay to Executive the then-current base salary of Executive and any unpaid vacation pay accrued through the end of the month in which the Date of Termination occurred. Executive and Executive's dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law. (b) If Executive's employment is terminated due to Disability, the Company shall pay to Executive the then-current base salary of Executive and any unpaid vacation pay accrued through the end of the month in which the Date of Termination occurred. Executive and Executive's dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

(c) If Executive's employment is terminated (i) by Executive by Voluntary Resignation for Good Reason (provided that Executive has complied with the Notice of Resignation requirement set forth in Section 4(d)) or (ii) by the Company without Cause, the Company shall pay to Executive {A) any unpaid vacation pay through the Date of Termination and (B) the then-current base salary of Executive for a period of six (6) months (the "Severance Amount") from the Date of Termination (the "Severance Benefits Period"). Executive and Executive's dependents shall also be entitled to medical benefits under the Company's health insurance plan for the Severance Benefits Period, subject to earlier termination of such benefits as hereinafter provided, on similar terms and conditions applicable to Executive immediately prior to the termination of Executive's employment; provided that such continued coverage shall be paid for by the Company to the extent that the Company was paying for such medical benefits immediately prior to termination, and the period of such continued coverage shall be credited against the Company's obligation to permit Executive to elect continuation coverage under Section 601 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any similar state law, and Section 4980E of the Internal Revenue Code of 1986, as amended ("COBRA"), and any similar state law. The foregoing notwithstanding, in the event that Executive obtains health insurance coverage under a subsequent employer's health insurance plan, the continuation of any health insurance coverage rights under this Agreement shall terminate upon the effective date of such other health insurance coverage. The Company's obligations under this Section 5{ d) are collectively referred to as the "Severance Benefits".

Notwithstanding any provision to the contrary herein, and without limitation of any remedies to which the Company may be entitled, (i) the Company shall not be required to pay the Severance Amount unless and until Executive (after the termination of Executive's employment) signs and delivers to the Company the release attached hereto as Exhibit A (the "Release") and the period (if any) during which the Release can be revoked expires and (ii) the Severance Amount shall be reduced by the gross amount of any compensation received by Executive with respect to any services performed by Executive during the Severance Benefits Period. The Executive specifically acknowledges that Executive's entering into this Agreement and payment by the Company of the Severance Amount constitutes good and valuable and otherwise sufficient consideration for Executive's execution and delivery of the Release.

(d) If Executive's employment by the Company is terminated by Executive by Voluntary Resignation other than for Good Reason, the Company shall pay to Executive the then-current base salary of Executive and any unpaid vacation pay accrued through the Date of Resignation, provided that Executive has complied with the Notice of Resignation requirement set forth in Section 4(d). Executive and Executive's dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

(e) If Executive's employment is terminated for Cause, the Company shall pay to Executive the then current base salary of Executive accrued through the Date of Termination.

(f) Notwithstanding any provision to the contrary herein, if Executive breaches any obligation under this Agreement, the Company's obligations under this Section 5 shall terminate from and after the date of such breach (with the remainder of this Agreement remaining in full force and effect in accordance with its terms) (subject, where applicable, to the provisions of Section 4(a)(viii)).

(g) Notwithstanding any prov1s10ns to contrary herein, all payments due to Executive hereunder shall be subject to set-off by the Company of any obligations of Executive to the Company Group to the extent not prohibited by applicable law.

6. Assignment. This Agreement and the rights and duties hereunder are personal to Executive and shall not be assigned, delegated, transferred, pledged or sold by Executive without the prior written consent of the Company.

7. Complete Agreement: Amendment. When signed by Executive, this Agreement sets forth the terms of Executive's "at-will" employment by the Company and certain severance benefits to Executive, and supersedes any and all prior representations and agreements, whether written or oral regarding the subject matter hereof (unless otherwise explicitly provided in this Agreement); provided that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed to supersede or replace any provision of that certain Management Stockholder's Agreement to be entered into by and between Executive, Holdings and FTT Holdings, Inc. in connection with the transactions contemplated by the Purchase Agreement, and any provision of this Agreement will be read in conjunction with, and not in lieu of, any provision of such Management Stockholder's Agreement. This Agreement can only be amended in a writing signed by Executive and an executive officer of the Company (other than Executive if Executive is such officer). Any waiver of a right under this Agreement must be in writing.

8. Severability. If any provision of this Agreement or portion thereof is determined by a court to be invalid, illegal or unenforceable in any jurisdiction, then (for purposes of such jurisdiction) that provision or portion thereof shall be struck from this Agreement, without affecting the enforceability of the remainder of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or portion thereof had never been contained herein, unless such a construction would be unreasonable.

9. Applicable Law; Jurisdiction; Venue. This Agreement is governed by the internal laws of the state of Delaware, without giving effect to any choice of laws rules that would require the application of the laws of any other jurisdiction. Each party irrevocably submits to the non-exclusive jurisdiction of any state or federal court within the state of Delaware with respect to any cause or claim arising under or relating to this Agreement. Each party irrevocably consents to the service of process by registered mail or personal service. Nothing in this Section 9 however, affects any person's right (1) to serve process in any other manner permitted by applicable law, or (2) to enforce or collect any judgment, order or injunction in any court or jurisdiction.

10. No Strict Construction: Convenience of Headings. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of construction shall be applied to this Agreement to the effect that it should be construed strictly against any party hereto. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

11. Executive's Acknowledgement. Executive acknowledges (i) that Executive has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely, based on Executive's own judgment.

12. Third-Party Beneficiary. Holdings shall be a third-party beneficiary to this Agreement and shall have the right to enforce this Agreement as though it were an original party hereto.

13. Miscellaneous. A facsimile copy of this Agreement (or a counterpart thereof) shall he treated as an original. This Agreement may be executed in counterparts, a complete set of which shall be treated as a single document.

If the foregoing accurately describes Executive's understanding with the Company with respect to the matters set forth herein, please execute the enclosed copy of this Agreement in the space indicated and return it to the Company.

Sincerely,

BAKER TANKS, INC.
	By:	/s/ Bryan Livingston
	Name:	Bryan Livingston
	Title:	President and CEO

Agreed to and Accepted this 25 day of October 2005
/s/ David Igata
David Igata

THE TERMINATION OF THE EMPLOYMENT AGREEMENT IS HEREBY ACKNOWLEDGED AND AGREED TO BY THE BOARD OF DIRECTORS OF BAKER (THIS ACKNOWLEDGEMENT MAY BE SIGNED IN COUNTERPART BY THE MEMBERS OF THE BOARD):

Director	Director	Director

EXHIBIT A TO LETTER AGREEMENT

GENERAL RELEASE

This General Release (this "Release") is made and entered into by and between David Igata ("Executive") and Baker Tanks, Inc. (the "Company").

WHEREAS, Executive has terminated employment with the Company on

WHEREAS, the Company and Executive are parties to an "At-Will" Employment and Severance Letter Agreement dated October 13, 2005 (the "Letter Agreement") (Capitalized terms not otherwise defined in this Release shall have the meaning assigned to such term in the Letter Agreement);

NOW, THEREFORE, in consideration of the promises and agreements set forth below, Executive and the Company agree as follows:

1. Consideration. As partial consideration for entering into this Release, Executive is to receive payments of the Severance Amount in accordance with and subject to the terms and conditions of the Letter Agreement. Executive also acknowledges that Executive's entry into the Letter Agreement constitutes good and valuable and otherwise sufficient consideration for Executive's execution and delivery to the Company of this Release.

2. Released Parties. The term "Released Parties," as used in this Release, shall mean the Company and any of its past or present employees, administrators, agents, officials, officers, directors, shareholders, divisions, parents, subsidiaries, successors, affiliates, general partners, limited partners, consultants, employee benefit plans (and their sponsors, fiduciaries, or administrators), msurers, accountants and attorneys.

3. General Release. In consideration for the payment described in Paragraph I, Executive, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors, and administrators, fully releases each of the Released Parties from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees, and remedies of any type, regarding any act or failure to act that occurred up to and including the date on which Executive signs this Release, including, without limitation, any claims arising or that arose or may have arisen out of or in connection with Executive's employment or separation of employment from the Company, and including but not limited to:

all claims, actions or liability under (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Age Discrimination in Employment Act ("ADEA"), the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act; (2) any other federal, state, or local statute, ordinance, regulation or constitution regarding employment, compensation, unpaid wages, employee benefits, termination of employment, or discrimination in employment; and (3) the common law of any state relating to employment contracts, wrongful discharge, defamation, or any other matter.

Notwithstanding the foregoing, this Release shall not be deemed to be a waiver of any claim Executive may have to the extent (and only to the extent) such claim arises from (I) a breach by the Company of it obligations under Section 5( d) of the Letter Agreement to pay or provide (as applicable) the Severance Benefits; (2) any rights Executive may have under that certain Management Stockholder's Agreement entered into with Holdings and PTT Holdings, Inc. dated as of October 9, 2005 (the "Management Stockholder's Agreement"), (3) any rights to indemnification by the Company or its affiliates under applicable law, by-laws, or the Purchase Agreement, in any event to the extent so provided, (4) with respect to Executive's rights as a shareholder or holder of options of Holdings, or (5) rights applicable to Executive under ERISA and COBRA under any employee benefit plan (as defined in ERISA) of the Company applicable to Executive.

4. Waiver of Statutorv or Common Law Limitations on Release. On behalf of himself and his heirs, executors, legal representatives, successors and assigns, the undersigned Executive specifically waives the benefits of any statutory or common law of any state, which in effect provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor. It is expressly understood and agreed that the releases contained herein are intended to cover and do cover all known facts and/or claims, as well as any further facts and/or claims within the scope of such released claims not known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof On behalf of himself and his heirs, executors, legal representatives, successors and assigns, the undersigned Executive acknowledges that he may hereafter discover facts in addition to, or different from, those which he now believes to be true with respect to the subject matter of the Claims released herein, but agrees that the undersigned has taken that possibility into account prior to executing this Release and accepting the Letter Agreement, and that the releases given herein shall be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which the undersigned Executive expressly assumes the risk.

5. Non-Admission. This Release does not constitute an admission by any of the Released Parties that any action that any of them took with respect to Executive was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive and the Company specifically denies any such wrongdoing or violation.

6. Release Inadmissible as Evidence. This Release, its execution, and its implementation may not be used as evidence, and shall not be admissible, in a subsequent proceeding of any kind, except one which either party institutes alleging a breach of this Release.

7. Confidentiality. Except as may be specifically required by law, Executive agrees that he will not (without the prior written consent of the Company) disclose, publish, indicate, or in any manner communicate, the terms and provisions of this Release to any other person or entity except: (a) as may be required by law; (b) to his accountant and/or financial advisor to the extent necessary to prepare his tax returns; ( c) to his attorney; and ( d) to his spouse. Executive further agrees that prior to any such authorized disclosure, Executive will inform each such person to whom disclosure is to be made that the terms of this Release are confidential and Executive will secure the agreement of each such person to whom disclosure is to be made that the terms of this Release are confidential and Executive will secure the agreement of each such person to maintain the confidentiality of the terms and provisions of this Release. In the event Executive breaches this provision, Executive shall promptly return to the Company the Severance Amount paid pursuant to this Release.

8. Covenant Not to Sue. Executive covenants and agrees that Executive will not tile any lawsuits against any of the Released Parties with respect to any claims that Employee may have up to and including the effective date of this Release. The Parties agree that to the extent, if any, Executive may have an unwaivable right to file or participate in a claim or charge against any of the Released Parties, this Release shall not be intended to waive such a right. In addition, this Release is not intended to release any claim arising out of any breach by the Company of any of the terms and conditions of this Release or Executive's right to challenge the validity of this Release.

9. Waiver Applicable to California Residents. WITH RESPECT TO THE RELEASES CONTAINED HEREIN, IF THE UNDERSIGNED IS A RESIDENT OF CALIFORNIA, THE UNDERSIGNED ACKNOWLEDGES THAT HE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HA VE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHTS THAT HE MAY HAVE UNDER SECTION 1542, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

10. Entire Agreement. This Release contains the entire agreement and understanding between Executive and the Company concerning the matters described herein. It supersedes all prior agreements, discussions, negotiations, understandings and proposals of the parties with respect to such matters. The tenns of this Release cannot be changed except in a subsequent document signed by both parties.

11 . Breach of Agreement. Executive agrees that in the event the Company is required to commence an action in law or equity to enforce its rights under any provision of this Release and prevails, the Executive shall be liable for the reasonable attorneys' fees, costs and related expenses incurred by the Company in connection with such action (other than with respect to any claim under the ADEA).

12. Scvcrability. The provisions of this Release shall be severable and the invalidity of any provision shall not affect the validity of the other provisions.

13. ADEA Waiver. Executive acknowledges that he has been advised in writing to consult with an attorney prior to executing this Release, which contains releases and waivers. Executive understands that he may take a period of twenty-one (21) days (or forty-five (45) days if this Release is being provided to Executive in connection with an exit incentive or other employment termination program otfored to a group or class of employees) within which to consider this Release. Executive understands that he may revoke this Release during the seven (7) days following the execution of this Release and that this Release will not become effective until that seven-day revocation period has expired. In order to revoke this Release, Executive must sign and send a written notice to the Company addressed to the Chief Executive Officer, which shall only be effective if the Company receives it no later than seven days after Executive signs this Release. If Executive revokes this Release, he will not be entitled to any of the money, benefits or other consideration provided to him in this Release (including, without limitation, the Severance Amount).

14. Knowing and Voluntarv Waiver. Executive acknowledges that: (a) he has carefully read this Release and fully understands its meaning and effect; (b) he had a full and adequate opportunity and reasonable time period to review this Release with an attorney of his choosing before he signed it; ( c) he was not coerced into signing this Release; ( d) he agrees to all the terms of this Release and is entering into this Release knowingly, voluntarily, and with full knowledge of its significance; and (e) the only consideration for his signing the Release are the terms stated herein, and no other promises or representations of any kind have been made by any person or entity to cause him to sign this Release.

15. Governing Law. This Release shall be governed by the internal laws of the State of Delaware, without regard to its conflict of laws principles. Each party to this Release irrevocably submits to the non-exclusive jurisdiction of any state or federal court within the state of Delaware with respect to any cause or claim arising under or relating to this Release. Each party to this Release irrevocably consents to the service of process by registered mail or personal service.

16. Miscellaneous. This Release contains the complete agreement of the parties with respect to the subject matter hereof. A facsimile copy of this Release (or a counterpart thereof) shall be treated as an original.

[SIGNATURE PAGE FOLLOWS]

17. Counterparts. This Release may be executed in counterparts and will be as fully binding as if signed in one entire agreement.

BAKER TANKS, INC.

By:
David Igata

Dated:	Dated:

SUBSCRIBED AND SWORN TO before me this ___ day of ___, 200	SUBSCRIBED AND SWORN TO before me this ___ day of ___, 200

Notary Public	Notary Public

August 25, 2008

David lgata

Dear David,

It is my pleasure to offer you the position of Division Vice President, Gulf South Division. This position will be based in our Houston office reporting directly to me, with an estimated start date of September 22, 2008. The offer includes compensation and an equity package as outlined below:

Base Salary:	$195,000.00 per year ($7,500 per pay period) with annual wage and performance review in April, 2009.
Auto Allowance:	$11,400.00 per year ($950.00/month per auto allowance policy for Division Vice Presidents
Housing:	Temporary housing will be provided for up to one year as part of relocation package.
Visits home:	A total of 36 round trip coach airfare over a two-year period.
Relocation:	Up to maximum of $50,000.00 (see attached outline)
Bonus:	Incentive plan for division vice presidents, up to 50% of base salary
Equity:	Additional option grant: 30,000 Exercise price: $11.00

This offer does not supersede the terms of the "At-Will" Employment and Severance Letter Agreement dated October 13, 2005 between you and BakerCorp (the "Letter Agreement") nor does it supersede or replace the terms of the Management Stockholders' Agreement dated October 9, 2005 (the "MSA"). Both the Letter Agreement and the MSA will continue to apply to your employment from this date forward

David, I am excited to offer you this opportunity and look forward to working with you in this new role.

Sincerely,
/s/ Dave Haas
Dave Haas
Executive Vice President

Accepted
/s/ David Igata
David Igata	Date